EXHIBIT 10.1

DEFINITIVE AGREEMENT

THIS DEFINITIVE AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2026 (the “Effective Date”), by and between:

TOTALIGENT, INC., a Delaware corporation (the “Company” or “Totaligent”), and IVAN KLARICH, an individual (“Klarich”). Each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Totaligent, Inc., a Delaware corporation (the “Company” or “Totaligent”), is a publicly traded company whose common stock is quoted on OTC Markets (OTCID: TGNT), focused on intelligent business marketing, AI-powered data solutions, strategic acquisitions, and related growth initiatives;

WHEREAS, Aetherium Medical is a specialized infrastructure platform that serves as the essential bridge connecting innovative biotechnology companies—particularly those advancing AI-enabled biologic therapies—with global patients through ethical, efficient, and compliant medical-tourism channels in the Asia-Pacific region;

WHEREAS, Aetherium Medical addresses a once-in-a-generation market opportunity created by two converging forces: (i) the rapid technological “PUSH” of next-generation biologics (monoclonal antibodies, cell and gene therapies, and regenerative medicines) that is projected to drive the global biologics market toward or beyond one trillion dollars by the early 2030s, and (ii) the “PULL” of legacy regulatory systems that impose 8- to 12-year, multi-billion-dollar bottlenecks, thereby fueling demand for faster, regulated access via established medical-tourism corridors (projected to exceed $100 billion globally by 2030);

WHEREAS, the platform is built on three foundational pillars—specialized cold-chain logistics, turnkey commercialization and clinical-partner enablement, and robust ethical governance and outcomes-capture frameworks—thereby providing the “picks-and-shovels” infrastructure layer for the entire biologics industry;

WHEREAS, Ivan Klarich, the founder and visionary of Aetherium Medical, is a 30-year entrepreneur with a proven track record of identifying and commercializing transformative innovations; Klarich spent the past 15 years meticulously researching the biologics-regulatory gap and designing the Aetherium model to capitalize on the current technological inflection point;

WHEREAS, the foundational operating business that underpins the Aetherium platform has generated approximately $10 million in annual revenue and consistent profitability for more than 15 years through a proprietary network of more than 20 key opinion leaders and specialty clinics across high-growth APAC markets, delivering flawless cold-chain execution and immediate revenue-generating capability;

WHEREAS, the Company intends to integrate the Aetherium Assets into a joint venture (the “JV”) with GloMed Solutions Limited Liability Company pursuant to a separate definitive agreement; all incremental revenue generated by the JV above GloMed’s current baseline will flow directly to the benefit of the Company and its stockholders through the Aetherium Entity;

WHEREAS, Don Heath, the proven operator who built and leads the foundational $10 million revenue business, will not receive any compensation, equity, or other consideration under this Agreement; any arrangements involving Heath are governed exclusively by a separate definitive agreement to which he is a party and which is not incorporated herein;

WHEREAS, on February 11, 2026, the Company entered into a binding Letter of Intent (the “Aetherium LOI”) with Ivan Klarich (“Klarich”) and Aetherium Medical for the strategic acqui-hire and integration of the Aetherium team, business plan, intellectual property (including trade secrets and know-how), network contacts, operational infrastructure, and related assets (collectively, the “Aetherium Assets”) on a non-cash basis in exchange for equity consideration to Klarich and key Aetherium team members;

WHEREAS, the Aetherium Assets consist primarily of trade secrets, know-how, business relationships, operational infrastructure, and other intangible assets developed internally by the Aetherium team led by Klarich, with no registered patents, trademarks, or other formal intellectual property, no third-party licenses, APIs, dependencies, liabilities, claims, or encumbrances, and no ownership interest therein held by Don Heath (“Heath”), Justin Negron, or any other third party;

WHEREAS, pursuant to the terms and conditions of this Agreement, the Company intends to cause the formation of a new wholly owned Delaware limited liability company subsidiary named Aetherium Medical LLC (the “Aetherium Entity”) and, upon satisfaction of the applicable closing conditions set forth herein (including execution of employment/service agreements with Klarich and team, board approvals, and any required tax structuring confirmations), to cause the Aetherium Assets to be contributed, assigned, transferred, and conveyed to the Aetherium Entity by Klarich and/or the Aetherium team (as applicable), after which the Aetherium Entity may be converted into a Delaware C corporation if and as determined by the Company;

WHEREAS, in connection with the contribution and integration of the Aetherium Assets, and as compensation to Klarich for his leadership, services, and facilitation of the transaction structure, Ivan Klarich shall be appointed to the Board of Directors of the Company as one of three (3) directors, and the Company will issue additional milestone-based equity to Klarich (and potentially key team members) as detailed in this Agreement and Exhibit B hereto;

WHEREAS, on February 22, 2026, the Company entered into a separate binding Letter of Intent (the “GloMed LOI”) with GloMed Solutions Limited Liability Company (“GloMed”), a Japanese limited liability company, setting forth principal terms for the proposed formation of a joint venture entity (the “JV”) to integrate the Aetherium platform (following its contribution to the Aetherium Entity) with GloMed’s operations in medical aesthetics, biologics, and related sectors in APAC markets, pursuant to which the Company would contribute the Aetherium Assets and GloMed would contribute its infrastructure, expertise, relationships, reputation, and related assets, together with the grant to the Company of an irrevocable call option to acquire 100% of GloMed (or its JV interest) for $3,000,000 in cash plus equity consideration;

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WHEREAS, the proposed JV and the GloMed acquisition option are governed by separate negotiations and documentation, are not conditions to this Agreement, and impose no obligations hereunder;

WHEREAS, Klarich will serve as President of Totaligent, Inc. and Managing Director of the Aetherium Entity (or the JV, as applicable) and will provide ongoing services to the Company or its subsidiaries under employment or service agreements using industry standards for Florida-based medtech companies;

WHEREAS, upon execution and delivery of this Agreement (and without further action or condition), Ivan Klarich shall be appointed as President of Totaligent, Inc., reporting directly to the Chief Executive Officer or the Board of Directors (as applicable), with such duties, authority, and compensation as set forth in the Employment Agreement referenced in Section 7.1 or as otherwise determined by the Board;

WHEREAS, in connection with the integration, development, and achievement of performance milestones related to the Aetherium Assets within the Aetherium Entity (or the JV), the Company will issue additional equity to Klarich (and potentially key team members) on a milestone basis, as set forth in Exhibit B hereto, reflecting the allocation and vesting terms contemplated in the Company's internal planning (including post-uplist targets and dilution mechanics);

WHEREAS, the Parties intend that equity issuances hereunder (including initial Preferred Stock to Klarich and milestone equity) be structured to preserve potential eligibility for Qualified Small Business Stock treatment under Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), where possible;

WHEREAS, any securities issued pursuant to this Agreement shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and shall be subject to applicable transfer restrictions unless and until registered or otherwise transferable pursuant to an available exemption;

WHEREAS, the board of directors of the Company has determined, subject to the terms and conditions set forth herein, that the transactions contemplated by this Agreement—including the formation of the Aetherium Entity, the conditional contribution of the Aetherium Assets, the issuance of equity to Klarich, the execution of employment or service agreements with Klarich and team, and support for separate JV negotiations—are desirable and in the best interests of the Company and its stockholders;

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WHEREAS, the parties acknowledge the Company's publicly reported financial condition as set forth in its most recent Annual Report on Form 10-K for the period ended December 31, 2025, available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000846377/000147793226001994/totaligent_10k.htm

WHEREAS, the Parties desire to set forth the definitive terms and conditions of their agreements with respect to the foregoing matters;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I – DEFINITIONS AND INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Agreement” means this Definitive Agreement, including all Exhibits, Schedules, and any amendments hereto made in accordance with Section 16.2.

“Aetherium Assets” or “Contributed Interests” means the business plan, trade secrets, know-how, business relationships, network contacts, operational infrastructure, and other intangible assets developed internally by the Aetherium team led by Klarich, as described in Schedule 2.2, to be contributed to the Aetherium Entity pursuant to Article II hereof upon satisfaction of the Closing conditions.

“Aetherium Entity” means the Delaware limited liability company to be formed by the Company as a wholly owned subsidiary named Aetherium Medical LLC, which may be converted into a Delaware C corporation at the Company’s discretion following the contribution of the Aetherium Assets.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in Palm Beach County, Florida, are authorized or required by law to close.

“Closing” means the consummation of the transactions contemplated by this Agreement, including the formation of the Aetherium Entity and the contribution of the Aetherium Assets.

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“Closing Date” means the date that is thirty (30) days following the Effective Date, or such other date as the Parties may mutually agree in writing, subject to extension or termination pursuant to Article XI.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Confidential Information” means all non-public, proprietary, or confidential information disclosed by one Party to another, including trade secrets, know-how, business plans, financial data, customer lists, and the Aetherium Assets, but excluding information that (a) is or becomes publicly available through no fault of the receiving Party, (b) was rightfully known to the receiving Party prior to disclosure, or (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Disclosure Schedules” means the disclosure schedules delivered by each Party to the other Party concurrently with the execution of this Agreement, which qualify the representations and warranties set forth in Article VIII.

“Effective Date” means the date first written above.

“Exhibit B” means the Milestone Schedule attached hereto, setting forth the performance milestones, equity issuance triggers (Series D Preferred Stock or Common Stock for economic ownership), percentages, and vesting terms applicable to Klarich.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Material Adverse Effect” means any event, change, circumstance, development, condition, or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, properties, financial condition, or results of operations of the relevant Party; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of, a Material Adverse Effect: (i) changes in general economic conditions or capital markets, (ii) changes in laws or GAAP, (iii) acts of war, armed hostilities, or terrorism, or (iv) the announcement or pendency of the transactions contemplated hereby.

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“Milestones” means the performance-based milestones set forth in Exhibit B, the achievement of which triggers the issuance of additional equity to Klarich (Series D Preferred Stock or Common Stock for economic ownership, as designated in Exhibit B).

“Party” or “Parties” means, individually or collectively, Totaligent, Inc. and Ivan Klarich.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

“Preferred Stock” means, collectively, the Series D Preferred Stock.

“Series D Preferred Stock” means the existing Series D Preferred Stock of the Company currently outstanding, convertible into 1,000 shares of Common Stock per share of Series D Preferred Stock (subject to customary adjustments) and used for economic and ownership participation purposes.

1.2 Interpretation

(a) Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders.

(b) The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c) The headings and captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision hereof.

(d) References to Articles, Sections, Exhibits, and Schedules are to those of this Agreement unless otherwise specified.

(e) This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof.

(f) All references to dollars or “$” shall mean United States dollars.

(g) Any reference to a statute, regulation, or law shall be deemed to include all amendments, modifications, or supplements thereto and any successor statute, regulation, or law.

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ARTICLE II – TRANSACTION STRUCTURE

2.1 Formation of Aetherium Entity

The Company shall, promptly following the Effective Date and in any event prior to or concurrent with the Closing, cause to be formed a new wholly owned Delaware limited liability company named Aetherium Medical LLC (the “Aetherium Entity”), which shall be a direct, wholly owned subsidiary of the Company. The Company may, in its sole discretion and at such time as it determines appropriate following the contribution of the Aetherium Assets, convert the Aetherium Entity from a limited liability company into a Delaware C corporation in accordance with applicable Delaware law.

2.2 Contribution of Aetherium Assets

(a) Subject to the satisfaction or waiver of the conditions set forth in Article XI, on the Closing Date, Klarich (and/or such other members of the Aetherium team as Klarich may designate in writing) shall contribute, assign, transfer, convey, and deliver to the Aetherium Entity all right, title, and interest in and to the Aetherium Assets, free and clear of all liens, claims, encumbrances, security interests, or other restrictions of any kind (except for any customary retained rights for Klarich to use certain know-how in his ongoing employment capacity as may be agreed in the employment agreement referenced in Section 7.1).

(b) The Aetherium Assets consist solely of trade secrets, know-how, business relationships, network contacts, operational infrastructure, business plans, and other intangible assets developed internally by the Aetherium team led by Klarich, as more fully described in Schedule 2.2. For the avoidance of doubt:

•	There are no registered patents, trademarks, copyrights, or other formal intellectual property being contributed;
•	There are no third-party licenses, APIs, software dependencies, open-source components, or similar embedded technologies;
•	There are no existing liabilities, claims, litigation, encumbrances, or obligations of any kind attached to the Aetherium Assets;
•	Don Heath has no ownership interest in, claim to, or right to receive compensation from the contribution of the Aetherium Assets under this Agreement.

(c) The Parties acknowledge that the value of the Aetherium Assets derives primarily from trade secrets, relationships, and know-how that are inherently difficult to protect through registration or formal assignment. Each Party shall, and shall cause its Affiliates and representatives to, maintain the confidentiality of such assets in accordance with Article X and implement commercially reasonable safeguards to prevent misappropriation or unauthorized disclosure.

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2.3 Board Appointment

(a) Promptly following the Closing Date, the Company shall expand or reconstitute its Board of Directors to consist of three (3) members and shall appoint Ivan Klarich as one member of the Board of Directors, with all rights and responsibilities customary for a director of a Delaware corporation.

b) Klarich’s appointment shall continue for the term provided in the Company’s bylaws and applicable law, subject to removal only for Cause (as defined in the Employment Agreement).

2.4 Intended Tax Treatment

(a) The Parties intend that the contribution of the Aetherium Assets to the Aetherium Entity qualify, to the maximum extent possible, as a tax-free transaction under Section 351 of the Code (or other applicable provisions), with Klarich (and any co-transferors) treated as transferors receiving stock in exchange for property in a transaction in which the Company maintains control (within the meaning of Section 368(c) of the Code) immediately after the exchange.

(b) Each Party shall cooperate in good faith to structure and document the transaction in a manner consistent with such intent, including the execution of any required tax filings, provision of information, and (if requested as a Closing condition) obtaining a tax opinion from qualified counsel reasonably acceptable to the Parties.

(c) The Parties further intend that any milestone equity issued hereunder be structured, to the extent possible, to preserve eligibility for Qualified Small Business Stock treatment under Section 1202 of the Code. No Party makes any representation or warranty that such treatment will be available or sustained upon audit.

2.5 No Reliance on Implied Assets or Representations

Each Party acknowledges and agrees that it is not relying on the existence of any assets, rights, representations, or warranties other than those expressly set forth in this Agreement, the Disclosure Schedules, and the Exhibits hereto. The contribution of the Aetherium Assets is made on an “as-is, where-is” basis, subject only to the express representations and warranties contained in Article VIII.

2.6 Separate Agreements

For the avoidance of doubt: (a) No compensation, equity, or other consideration is payable to Don Heath under this Agreement; (b) Any arrangements involving Don Heath (including any Preferred Stock issuance to Heath or related matters) shall be governed solely by a separate definitive agreement to which Heath is a party and which is not incorporated by reference or made a part hereof; (c) The proposed joint venture with GloMed and the related call option are governed by separate negotiations and documentation and are not conditions to, or obligations under, this Agreement.

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ARTICLE III – SECURITIES ISSUANCE

3.1 Milestone Equity Issuance

(a) In addition to the board appointment provided in Section 2.3, the Company shall issue additional equity to Klarich upon achievement of the Milestones set forth in Exhibit B (the “Milestone Equity”).

(b) Milestone Equity shall be issued in the form of Series D Preferred Stock (convertible into 1,000 shares of Common Stock per share of Series D Preferred Stock) or Common Stock (at the Company’s election).

(c) Milestone achievement (or partial achievement) shall be determined in good faith by the Board of Directors of the Company based on GAAP-compliant information and reasonable supporting documentation. Partial achievement shall result in pro-rata issuance. The Company shall issue the applicable equity within ten (10) Business Days following the Board’s determination.

(d) Any dispute regarding Milestone achievement shall be resolved pursuant to Article XII.

3.2 Registration Path and SEC Compliance

(a) The issuance of any Milestone Equity hereunder is intended to occur in connection with, or to be registered pursuant to, a Form S-1 registration statement filed by the Company (the “S-1 Registration”), including any required pro forma financial statements, related-party transaction disclosures, and forward-looking statement safe harbors.

(b) The Company covenants to: • Prepare and file a Form 8-K disclosing this Agreement and the transactions contemplated hereby within the required timeframe; • Include the Milestone Equity issued hereunder in the S-1 Registration (or a resale shelf registration) as promptly as practicable following Closing; • Provide Klarich with information reasonably necessary to support sales under Rule 144 following the applicable holding period; • Comply with all applicable federal and state securities laws in connection with the issuance and any subsequent resale.

3.3 Lock-Up Agreement

Klarich agrees not to sell, transfer, pledge, or otherwise dispose of any Series D Preferred Stock or Common Stock issued as Milestone Equity hereunder for a period of one hundred eighty (180) days following the effective date of the S-1 Registration (the “Lock-Up Period”), subject to customary exceptions (e.g., transfers to Affiliates, estate planning, or in connection with a registered offering). The Company may impose legends reflecting this lock-up restriction.

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3.4 Dilution Acknowledgment

Klarich acknowledges and agrees that: (a) Future issuances of Common Stock, preferred stock, options, warrants, convertible securities, or other equity may dilute the ownership percentage and/or economic interest represented by the Milestone Equity issued hereunder; (b) No anti-dilution protection is provided; and (c) There is no guarantee regarding future capitalization, valuation, or liquidity of the securities.

3.5 Restricted Securities

Any Milestone Equity issued hereunder shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. The Company shall cause appropriate legends to be placed on the certificates or book-entry positions reflecting transfer restrictions under applicable securities laws, subject to removal upon registration or satisfaction of Rule 144 conditions.

ARTICLE IV – JOINT VENTURE

4.1 Negotiation Obligation

The Parties acknowledge that the Company has entered into a separate binding Letter of Intent dated February 22, 2026 with GloMed Solutions Limited Liability Company (“GloMed”) outlining the principal terms for the proposed formation of a joint venture entity (the “JV”) to combine the Aetherium platform (following its contribution to the Aetherium Entity pursuant to Article II) with GloMed’s operations, infrastructure, expertise, relationships, and assets in the medical aesthetics, biologics, and related sectors in APAC markets.

The Parties agree to use their commercially reasonable best efforts to negotiate, execute, and deliver a definitive JV Operating Agreement (or equivalent governing document) with GloMed (and any other necessary parties) within thirty (30) days following the Effective Date, or as soon thereafter as reasonably practicable (the “JV Negotiation Period”). The intended key terms of the JV shall include, but not be limited to:

(a) The Company contributing the Aetherium Assets (or the Aetherium Entity holding such assets) to the JV;

(b) GloMed contributing its infrastructure, relationships, operational assets, and related intangibles;

(c) Governance structure providing the Company with effective control (e.g., majority board seats, tie-breaker authority on reserved matters, or equivalent mechanisms);

(d) Initial Managing Director designation (with removal rights for cause, including gross negligence, incompetence, disability, death, or health-related inability);

(e) Majority vote for ordinary course decisions; unanimous consent for major decisions (e.g., budget approval, incurrence of material debt, M&A transactions, capital calls exceeding a threshold, dissolution);

(f) Proportional capital call provisions with dilution or default remedies;

(g) Deadlock resolution mechanisms (e.g., mediation followed by arbitration or buy-sell procedures); and

(h) Such other terms as may be mutually agreed.

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4.2 No Binding JV Terms or Conditions

For the avoidance of doubt: (a) This Agreement does not contain, incorporate, or create any binding terms, obligations, representations, warranties, or conditions with respect to the formation, governance, funding, or operation of the JV. (b) The JV shall be documented and consummated solely pursuant to a separate definitive JV Operating Agreement or other governing documents entered into among the Company, GloMed, and any other parties thereto. (c) The negotiation, execution, or failure to execute the JV Operating Agreement shall not constitute a breach of this Agreement, delay the Closing hereunder, or serve as a condition precedent or subsequent to any obligations or transactions set forth in this Agreement. (d) Nothing in this Article IV shall be deemed to create a partnership, joint venture, agency, or other fiduciary relationship between the Parties beyond the express obligations set forth herein.

4.3 Efforts and Cooperation

(a) The Parties shall cooperate in good faith during the JV Negotiation Period, including providing such information, documents, and access as may be reasonably requested by the other Party or by GloMed in connection with the JV discussions, subject to applicable confidentiality obligations and reasonable protections for Confidential Information.

(b) The Company shall keep Klarich reasonably informed of material developments in the JV negotiations and shall consult with Klarich regarding governance and operational matters that directly impact the Aetherium Assets or Klarich’s proposed role as Managing Director.

(c) The Parties acknowledge that the proposed JV is separate from this Agreement and that any equity, compensation, or governance arrangements involving Klarich in the JV (if formed) shall be addressed in the JV Operating Agreement or a separate employment/service agreement.

4.4 No Partnership or Joint Liability

Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or similar relationship between the Parties with respect to the JV or otherwise, except as expressly set forth in a future definitive JV Operating Agreement. Each Party shall remain independently responsible for its own obligations, liabilities, and representations hereunder.

4.5 Reference to GloMed Acquisition Option

The Company has obtained or will obtain, under separate documentation not incorporated herein, an irrevocable call option to acquire 100% of the equity interests in GloMed (or its JV interest, if applicable). All terms, conditions, exercise mechanics, purchase price ($3,000,000 cash plus equity consideration), audit requirements, material adverse change clauses, and cancellation rights related to such option are governed exclusively by such separate agreement(s) and impose no obligations or conditions under this Agreement.

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ARTICLE V – GLOMED ACQUISITION OPTION

5.1 Reference to Separate Option Agreement

The Parties acknowledge that the Company has obtained, or will obtain prior to or concurrent with the Closing, an irrevocable call option (the “GloMed Option”) to acquire 100% of the equity interests in GloMed Solutions Limited Liability Company (“GloMed”), or, if the proposed joint venture referenced in Article IV is consummated, 100% of GloMed’s interest in such joint venture entity (the “GloMed Acquisition”).

All terms, conditions, rights, obligations, exercise mechanics, purchase price, representations, warranties, closing conditions, termination rights, and other provisions related to the GloMed Option are governed exclusively by one or more separate definitive agreements between the Company and GloMed (and any other necessary parties) (collectively, the “GloMed Option Agreements”), which are not incorporated by reference into, or made a part of, this Agreement.

5.2 No Incorporation or Conditions

For the avoidance of doubt:

(a) This Agreement does not contain, incorporate, create, or impose any binding terms, covenants, representations, warranties, conditions precedent or subsequent, or obligations with respect to the GloMed Option or the GloMed Acquisition.

(b) The existence, negotiation, execution, exercise, non-exercise, termination, or breach of the GloMed Option Agreements shall not constitute a breach of this Agreement, delay or prevent the Closing hereunder, or serve as a condition to any obligations or transactions set forth in this Agreement.

(c) Neither the Company nor Klarich shall have any liability to the other under this Agreement arising out of or relating to the GloMed Option, the GloMed Acquisition, or any related matters, except to the extent such liability arises from a breach of an express covenant set forth in this Agreement (e.g., cooperation obligations under Section 4.3, if applicable).

5.3 Summary of Known Principal Terms (For Reference Only)

The Parties acknowledge that the GloMed Option Agreements are expected to include, among other terms:

(a) An irrevocable option exercisable by the Company upon written notice;

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(b) A purchase price consisting of $3,000,000 in cash plus additional equity consideration (the amount and terms of which to be determined in the GloMed Option Agreements);

(c) Closing to occur within sixty (60) days following exercise, subject to customary conditions, including completion of a PCAOB-compliant audit of GloMed, absence of a Material Adverse Effect, accuracy of representations and warranties at exercise, and a material adverse change (“MAC”) clause;

(d) The Company’s right to cancel the option or terminate the transaction if audit conditions are materially delayed or fail to be satisfied;

(e) Representations and warranties to be made or reaffirmed at the time of exercise (rather than locked at the date of this Agreement).

The foregoing is provided solely for informational purposes and does not constitute any representation, warranty, covenant, or agreement by any Party under this Agreement. The actual terms of the GloMed Option shall be as set forth in the GloMed Option Agreements.

5.4 Cooperation

To the extent reasonably requested by the Company and subject to applicable confidentiality obligations, Klarich agrees to cooperate in good faith with the Company in connection with the due diligence, negotiation, and documentation of the GloMed Option, including providing information related to the Aetherium Assets that may be relevant to the proposed integration into the JV or the GloMed Acquisition. Such cooperation shall not create any additional liability or obligation beyond the express terms of this Section 5.4.

5.5 No Third-Party Rights

Nothing in this Article V is intended to, or shall be construed to, confer upon GloMed or any other third party any rights, benefits, or remedies under this Agreement, nor shall it create any enforceable obligation as between the Parties hereto and GloMed.

ARTICLE VI – MILESTONE EQUITY ISSUANCE

6.1 Milestone Equity Program

In addition to the board appointment provided in Section 2.3, the Company shall issue additional equity to Klarich upon the achievement of the performance-based milestones set forth in Exhibit B (the “Milestones”).

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For clarity:

•	Any additional equity issued to Klarich for ownership/economic purposes (i.e., to reflect economic participation in the Company’s growth) shall be in the form of Series D Preferred Stock (which is convertible into 1,000 shares of Common Stock per share of Series D Preferred Stock) or, at the Company’s election or upon mutual agreement, shares of Common Stock.

6.2 Determination of Achievement

(a) The achievement (or partial achievement) of each Milestone shall be determined in good faith by the Board of Directors of the Company (or a committee thereof designated for such purpose) based on GAAP-compliant financial information, internal records, and reasonable supporting documentation.

(b) The Board’s determination shall be final and binding absent manifest error, fraud, or bad faith. The Company shall provide Klarich with written notice of each determination within five (5) Business Days after the Board’s decision, together with reasonable supporting documentation.

(c) If a Milestone is only partially achieved, the applicable equity shall be issued on a pro-rata basis based on the percentage of achievement relative to the specified threshold.

6.3 Timing and Issuance

(a) Upon a determination of Milestone achievement (or partial achievement), the Company shall issue the corresponding equity to Klarich within ten (10) Business Days after such determination.

(b) Milestone equity shall be issued as follows:

•	If the Milestone is intended to reflect economic/ownership participation (as designated in Exhibit B), the equity shall be issued in the form of Series D Preferred Stock (convertible into 1,000 shares of Common Stock per share) or Common Stock (at the Company’s election).

6.4 Milestone Schedule

The Milestones, corresponding equity types (Series A for voting or Series D/Common for ownership), amounts (expressed as percentages of fully diluted ownership or fixed share counts), measurement dates, performance criteria, and vesting triggers are set forth in Exhibit B. The Milestones are intended to align with key operational, financial, integration, JV formation, and uplist/IPO-related objectives as reflected in the Company’s internal planning.

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6.5 No Guarantee of Achievement

Each Party acknowledges and agrees that: (a) The Milestones are contingent and performance-based; (b) Achievement is not guaranteed and depends on numerous factors, including market conditions, operational execution, regulatory approvals, and third-party cooperation; (c) No assurance is given that any or all Milestones will be achieved or that any additional equity will be issued.

6.6 Dispute Resolution

Any dispute between the Parties regarding the determination of Milestone achievement, partial achievement percentage, equity type, or related calculations shall be resolved exclusively through binding arbitration pursuant to Article XII. The arbitrator shall have the authority to determine achievement, adjust pro-rata calculations if warranted, and order specific performance (including issuance of equity) if the Company has acted in bad faith or manifest error is established.

6.7 Tax Treatment Intent

The Parties intend that any milestone equity issued hereunder be structured, to the extent reasonably practicable, to preserve potential eligibility for Qualified Small Business Stock treatment under Section 1202 of the Code. The Company shall cooperate in good faith with Klarich to document and report such issuances in a manner consistent with this intent, subject to applicable law and the Company’s SEC disclosure obligations.

6.8 Legends and Restrictions

All milestone equity issued hereunder shall bear appropriate legends reflecting their status as restricted securities under applicable federal and state securities laws, subject to removal upon effectiveness of a registration statement (including the S-1 Registration) or satisfaction of Rule 144 conditions.

ARTICLE VII – EMPLOYMENT AND RESTRICTIVE COVENANTS

7.1 Employment / Service Agreements

(a) On or prior to the Closing Date, the Company (or the Aetherium Entity, as applicable) shall enter into one or more employment or independent contractor service agreements (collectively, the “Employment Agreements”) with Ivan Klarich and such other key members of the Aetherium team as Klarich may reasonably designate in writing (the “Key Personnel”).

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(b) The Employment Agreements shall be on terms consistent with industry standards for Florida-based medtech or AI/data-driven companies of similar stage and size, including but not limited to:

•	Position and Duties: Klarich shall serve as Managing Director of the Aetherium Entity (or, if the JV is formed, in an equivalent senior leadership role in the JV), with overall responsibility for the integration, development, and operation of the Aetherium Assets and platform. Key Personnel shall serve in roles commensurate with their expertise.
•	Compensation: Base salary, bonus eligibility, and other cash compensation at market rates for comparable positions in Florida (to be mutually agreed and documented in the Employment Agreements).
•	Term: Fixed term of three (3) years (renewable), subject to termination for Cause (as defined below).
•	Equity: Participation in milestone equity issuances under Article VI and any other equity incentive plans adopted by the Company.

(c) The Employment Agreements shall be in form and substance reasonably acceptable to the Parties and shall be a condition to Closing.

7.2 Cause Definition

For purposes of the Employment Agreements and this Agreement, “Cause” shall mean any of the following:

(a) Willful misconduct or gross negligence materially injurious to the Company or its subsidiaries;

(b) Conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(c) Material breach of the Employment Agreement, this Agreement, or any confidentiality, non-competition, or invention assignment obligations that is not cured within thirty (30) days after written notice (if curable);

(d) Fraud, embezzlement, or misappropriation of Company assets;

(e) Repeated failure or refusal to perform reasonable duties assigned by the Board (other than due to disability); or

(f) Permanent disability (as defined in the Employment Agreement or applicable law).

Termination for Cause shall result in forfeiture of unvested milestone equity and any other unvested benefits, subject to the terms of the Employment Agreements and applicable law.

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7.3 Confidentiality

(a) Each Party (including Klarich and any Key Personnel) shall maintain the confidentiality of all Confidential Information disclosed by the other Party or obtained in connection with the Aetherium Assets, the transactions contemplated hereby, or employment/service with the Company or Aetherium Entity.

(b) Confidential Information shall be used solely for the purpose of performing obligations or exercising rights under this Agreement or the Employment Agreements.

(c) The confidentiality obligations shall survive for five (5) years following the termination of Klarich’s employment or service with the Company (or longer if the information constitutes a trade secret under applicable law).

7.4 Non-Competition and Non-Solicitation

(a) During the term of employment/service and for a period of three (3) years thereafter (or up to four (4) years if qualifying under Florida’s CHOICE Act for high-compensation employees or contractors), Klarich and each Key Personnel shall not, directly or indirectly:

•	Engage in any business that competes with the business of the Company or its subsidiaries (including the Aetherium platform, medical data/AI solutions, or JV activities) within any geographic area where the Company conducts or plans to conduct business;

•	Solicit, induce, or attempt to solicit or induce any employee, consultant, customer, supplier, or business partner of the Company to terminate or reduce their relationship with the Company.

(b) The Parties acknowledge that these restrictions are reasonable in time, scope, and geography to protect the legitimate business interests of the Company, including the protection of trade secrets, confidential information, customer relationships, and goodwill associated with the Aetherium Assets.

(c) The restrictions shall be enforceable to the maximum extent permitted under Florida law (including Florida Statutes § 542.335 and the CHOICE Act amendments). If any restriction is held unenforceable, the Parties agree that the court may modify it to make it enforceable to the fullest extent possible.

7.5 Invention Assignment

(a) Klarich and each Key Personnel shall assign to the Company (or the Aetherium Entity) all right, title, and interest in and to any inventions, discoveries, improvements, processes, software, know-how, or other intellectual property created, conceived, or reduced to practice by such individual, alone or with others, during the term of employment/service and related to the business of the Company or its subsidiaries (including the Aetherium Assets or JV activities).

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(b) Such assignment obligation shall survive termination of employment/service.

(c) Klarich and Key Personnel shall execute any documents reasonably requested by the Company to perfect such assignment and shall cooperate in any filings or proceedings to secure intellectual property rights.

7.6 Injunctive Relief

The Parties acknowledge that any breach or threatened breach of this Article VII would cause irreparable harm to the Company for which monetary damages alone would be inadequate. Accordingly, the Company shall be entitled to seek immediate injunctive relief (including temporary restraining orders and preliminary injunctions) in any court of competent jurisdiction, in addition to any other remedies available at law or in equity, without the need to post a bond or prove actual damages.

7.7 Survival

The covenants and obligations set forth in this Article VII shall survive the termination of this Agreement, the Closing, and the termination of any employment or service relationship, except as expressly provided otherwise herein.

ARTICLE VIII – REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party as of the Effective Date and as of the Closing Date (except to the extent a representation or warranty is expressly made as of a different date, in which case as of such date), as follows:

8.1 Organization and Good Standing

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

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8.2 Power and Authority; Due Execution

Each Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Party and the consummation by each Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Party. This Agreement has been duly executed and delivered by each Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity.

8.3 No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by each Party does not, and the performance of this Agreement by each Party will not:

(a) conflict with or violate the certificate of incorporation, bylaws or other organizational documents of the Company;

(b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Party or by which any of its properties is bound or affected; or

(c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, acceleration or cancellation of, any contract to which such Party is a party or by which any of its assets is bound, except, in the cases of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to such Party in connection with the execution and delivery of this Agreement or the consummation by such Party of the transactions contemplated hereby, except for (i) filings required under applicable securities laws, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

8.4 Capitalization

(a) The capitalization of the Company as of the Effective Date is set forth in Schedule 1.1 (the “Capitalization Table”), which is true, complete and correct in all material respects as of such date.

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

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(c) Except as set forth in the Capitalization Table or this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company, or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking.

8.5 SEC Filings; Financial Statements

(a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2025 (the “SEC Reports”).

(b) As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The financial statements (including any related notes) contained in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods indicated (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

8.6 Absence of Certain Changes or Events

Since December 31, 2025, except as expressly contemplated by this Agreement or disclosed in the SEC Reports:

(a) the Company has conducted its business only in the ordinary course consistent with past practice;

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(b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) the Company has not taken any action that, if taken after the date hereof, would constitute a breach of Section 10.1 (Conduct of Business).

8.7 No Undisclosed Liabilities

The Company has no liabilities of any kind (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the notes thereto, except liabilities (i) reflected or reserved against in the financial statements contained in the SEC Reports or the notes thereto, (ii) incurred in the ordinary course of business since December 31, 2025, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.8 Litigation

There is no action, suit, claim, arbitration, proceeding or investigation (whether at law or in equity, before or by any Governmental Authority) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets that (i) challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.9 Compliance with Laws

The Company and its subsidiaries are in compliance with all laws applicable to their respective businesses and operations, except for such failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.10 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Klarich.

8.11 Disclosure

No representation or warranty of the Company contained in this Article VIII, and no statement contained in the Disclosure Schedules or any certificate, schedule, attachment or other document delivered or to be delivered pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE IX – COVENANTS

9.1 Conduct of Business Prior to Closing

From the Effective Date until the earlier of the Closing Date or the termination of this Agreement, the Company shall, and shall cause its subsidiaries to, conduct their respective businesses only in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to preserve intact their business organizations, assets, properties, relationships with customers, suppliers, licensors, licensees, distributors, and other third parties, and goodwill. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as required by applicable law, or as otherwise consented to in writing by Klarich (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other organizational documents in any manner that would adversely affect Klarich’s rights hereunder;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of any shares of its capital stock, or redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity interests;

(c) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any securities convertible into or exchangeable for such shares, or any rights, warrants or options to acquire any such shares or other securities (other than issuances expressly contemplated by this Agreement, including milestone equity under Article VI);

(e) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business;

(f) make or agree to make any capital expenditures or purchases of fixed assets that are individually in excess of $50,000 or in the aggregate in excess of $150,000, except as contemplated by the business plan or expressly approved in writing by Klarich;

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(g) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material portion of the assets of any person;

(h) sell, lease, license, transfer, exchange or otherwise dispose of any material assets, except sales of inventory in the ordinary course of business;

(i) enter into, amend, modify or terminate any material contract, except in the ordinary course of business;

(j) settle or compromise any material claim, action, suit, proceeding or investigation;

(k) make or change any material election in respect of taxes, settle or compromise any material tax claim or liability, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, surrender any right to claim a refund, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action that could reasonably be expected to have a material adverse effect on the tax position of the Company or its subsidiaries; or

(l) agree, in writing or otherwise, to take any of the foregoing actions.

9.2 Cooperation and Further Assurances

(a) Each Party shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable best efforts to:

•	cause the conditions to the other Party’s obligations to effect the Closing to be satisfied;
•	obtain all necessary consents, approvals, orders and authorizations of, and make all necessary registrations, declarations and filings with, Governmental Authorities;
•	obtain all consents, waivers and approvals required from third parties under any material contracts to which such Party is a party; and
•	execute and deliver such additional documents and instruments as may be reasonably requested by the other Party to carry out the intent of this Agreement.

(b) The Company shall keep Klarich reasonably informed of material developments relating to the formation of the Aetherium Entity, the contribution of the Aetherium Assets, and any matters that could reasonably be expected to affect the Closing or the transactions contemplated hereby.

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9.3 Confidentiality

(a) Each Party agrees to hold in strict confidence all Confidential Information of the other Party and to use such Confidential Information solely for the purposes of evaluating, negotiating, and consummating the transactions contemplated by this Agreement and performing its obligations hereunder.

(b) Each Party may disclose Confidential Information only to its employees, officers, directors, agents, advisors, and representatives who have a legitimate need to know such information for the foregoing purposes and who are bound by obligations of confidentiality at least as protective as those set forth herein.

(c) The confidentiality obligations set forth in this Section 9.3 shall survive for five (5) years following the termination of this Agreement or the termination of Klarich’s employment/service with the Company, whichever is later, except that obligations with respect to trade secrets shall continue for so long as such information remains a trade secret under applicable law.

9.4 Public Announcements

Neither Party shall issue any press release, make any public statement, or file any document with the SEC or any other Governmental Authority relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law, regulation, or the rules of any stock exchange or market on which the Company’s securities are quoted or listed (including OTC Markets). In such event, the Party required to make such disclosure shall use reasonable efforts to consult with the other Party prior to making such disclosure and shall provide the other Party with a reasonable opportunity to review and comment on the proposed disclosure.

9.5 Tax Cooperation

Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any tax audit, litigation or other proceeding with respect to taxes relating to the transactions contemplated by this Agreement, including the intended Section 351 treatment and any QSBS eligibility. Such cooperation shall include the retention and (upon the other Party’s request) provision of records and information reasonably relevant to such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.6 No Other Covenants

Except as expressly set forth in this Article IX or elsewhere in this Agreement, no Party makes any covenant or agreement with respect to the conduct of its business prior to or after the Closing, or with respect to any other matter.

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9.7 Funding for Aetherium Entity

The Company shall use its commercially reasonable best efforts to provide funding for the operating and development needs of the Aetherium Entity (or the JV, as applicable).

The Parties acknowledge that funding levels will depend on the Company’s financial condition, capital-raising efforts, and operational needs. Failure to provide funding shall not constitute a breach of this Agreement or give rise to any right of termination, unwind, rescission, or equity forfeiture.

ARTICLE X – INDEMNIFICATION

10.1 Indemnification by the Company

The Company shall indemnify, defend and hold harmless Klarich and his Affiliates, heirs, successors, assigns, agents, representatives, employees and permitted transferees (collectively, the “Klarich Indemnitees”) from and against any and all Losses arising out of, relating to or resulting from:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in Article VIII (as qualified by the Disclosure Schedules);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company under this Agreement;

(c) any liability, obligation or claim arising out of the operation of the Company’s business prior to the Closing Date, except to the extent such liability is expressly assumed by Klarich under this Agreement or the Employment Agreements;

(d) any violation of applicable securities laws by the Company in connection with the issuance of any milestone equity hereunder, including any failure to timely file required SEC reports or disclosures relating to the transactions contemplated hereby; or

(e) any fraud, willful misconduct or gross negligence on the part of the Company or its officers, directors or agents.

10.2 Indemnification by Klarich

Klarich shall indemnify, defend and hold harmless the Company and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnitees”) from and against any and all Losses arising out of, relating to or resulting from:

(a) any inaccuracy in or breach of any representation or warranty made by Klarich in Article VIII;

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Klarich under this Agreement (including the contribution of the Aetherium Assets free and clear of liens and encumbrances);

(c) any liability, obligation or claim arising out of Klarich’s or the Aetherium team’s ownership, use or operation of the Aetherium Assets prior to the contribution to the Aetherium Entity; or

(d) any fraud, willful misconduct or gross negligence on the part of Klarich.

10.3 Certain Definitions

For purposes of this Article X: “Losses” means any and all losses, liabilities, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, fees and expenses (including reasonable attorneys’ fees, costs of investigation and defense, and court costs), whether or not involving a third-party claim. “Indemnifying Party” means the Party obligated to provide indemnification under Section 10.1 or 10.2. “Indemnified Party” means the Party or Persons entitled to indemnification under Section 10.1 or 10.2.

10.4 Procedures for Third-Party Claims

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit, proceeding, audit, investigation or other claim by a third party (a “Third-Party Claim”) in respect of which the Indemnified Party may seek indemnification pursuant to this Article X, the Indemnified Party shall notify the Indemnifying Party in writing of such Third-Party Claim. The failure to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Indemnifying Party shall have the right, at its sole expense, to participate in or assume the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense, it shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense, other than reasonable costs of investigation.

(c) The Indemnifying Party shall not settle, compromise or consent to the entry of any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such Third-Party Claim, (ii) does not impose any injunctive or other non-monetary relief on the Indemnified Party, and (iii) does not require any admission of wrongdoing by the Indemnified Party.

(d) If the Indemnifying Party does not assume the defense of a Third-Party Claim within fifteen (15) days after receipt of notice thereof, or if the Indemnifying Party assumes but thereafter fails to diligently prosecute such defense, the Indemnified Party may assume the defense at the Indemnifying Party’s expense.

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10.5 Direct Claims

Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party prompt written notice thereof. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing. If the Indemnifying Party does not so respond within such thirty (30)-day period or thereafter fails to diligently contest such Direct Claim, the Indemnified Party may pursue remedies under this Article X.

10.6 Survival

The representations and warranties contained in Article VIII shall survive the Closing for a period of eighteen (18) months after the Closing Date, except that:

(a) representations and warranties relating to capitalization (Section 8.4), organization and authority (Sections 8.1 and 8.2), and brokers (Section 8.10) shall survive indefinitely;

(b) any claim based on fraud, willful misconduct or intentional misrepresentation shall survive indefinitely. Covenants and agreements that by their terms contemplate performance after the Closing shall survive until fully performed or fulfilled.

10.7 Materiality Scrape

For purposes of determining the amount of any Losses subject to indemnification under this Article X, all materiality, Material Adverse Effect and similar qualifiers in the representations and warranties shall be disregarded.

10.8 Exclusive Remedy

Except in the case of fraud, willful misconduct, intentional misrepresentation, or as otherwise expressly provided in this Agreement (including injunctive relief under Article VII), the indemnification provided in this Article X shall be the sole and exclusive remedy of the Parties with respect to any and all claims arising out of or relating to this Agreement or the transactions contemplated hereby.

10.9 No Cap on Liability

There shall be no cap, basket, deductible or other limitation on the amount of indemnification available under this Article X, except as expressly set forth herein.

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10.10 Insurance and Mitigation

Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses and shall use commercially reasonable efforts to collect any amounts due from insurance policies or other sources of recovery before seeking indemnification hereunder. Any insurance proceeds or other recoveries actually received by an Indemnified Party shall reduce the amount of Losses for which indemnification is sought.

ARTICLE XI – CLOSING

11.1 Closing

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other place as the Parties may mutually agree, on the date that is thirty (30) days after the Effective Date (the “Closing Date”), or on such other date as the Parties may mutually agree in writing. The Closing shall be deemed to occur simultaneously with the execution and delivery of all Closing deliverables required hereunder.

11.2 Conditions to Obligations of Each Party

The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver (by the Party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, injunction, decree or ruling (whether temporary, preliminary or permanent) that prohibits, enjoins or makes illegal the consummation of the transactions contemplated hereby.

(b) No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event, change, circumstance, development, condition or effect that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Accuracy of Representations and Warranties. The representations and warranties of the other Party contained in Article VIII shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualifiers, except in the case of representations qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

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(d) Performance of Covenants. The other Party shall have performed and complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(e) Delivery of Closing Certificates. The other Party shall have delivered to such Party a certificate, dated as of the Closing Date and signed by an authorized officer of the Company or by Klarich (as applicable), certifying that the conditions set forth in Sections 11.2(c) and 11.2(d) have been satisfied.

11.3 Additional Conditions to Obligations of Klarich

The obligations of Klarich to consummate the Closing are further subject to the satisfaction or waiver (by Klarich) at or prior to the Closing of the following conditions:

(a) Formation of Aetherium Entity. The Company shall have formed Aetherium Medical LLC as a wholly owned Delaware limited liability company subsidiary and delivered evidence thereof reasonably satisfactory to Klarich.

(b) Employment Agreements. The Employment Agreements with Klarich and the Key Personnel (as designated by Klarich) shall have been executed and delivered by the Company (or the Aetherium Entity) and shall be in full force and effect.

(c) Board and Stockholder Approvals. The Company shall have obtained all necessary approvals of its Board of Directors and, if required, stockholders for the other transactions contemplated hereby, and delivered copies of such resolutions to Klarich.

(d) Accrued Salary Reduction. The four employees of the Company, namely Devin Coughlin, Brian Heckathorne, Brendan Battles, and Edward DeFeudis (or any successor or assignee holding accrued salary claims), shall have executed and delivered agreements or amendments (in form reasonably satisfactory to Klarich) providing for the reduction or forgiveness of seventy percent (70%) of their respective accrued and unpaid salary obligations (including any related payroll taxes, bonuses, or fringe benefits) outstanding as of the Closing Date, with such reduction effective upon Closing and evidenced by written waivers, releases, or amendments delivered to the Company and Klarich.

(e) Tax Opinion (Optional). If requested by Klarich as a condition precedent, the Company shall have delivered a tax opinion from counsel reasonably acceptable to Klarich confirming that the contribution of the Aetherium Assets and issuance of Series A Preferred Stock are intended to qualify under Section 351 of the Code (subject to customary assumptions and qualifications).

11.4 Additional Conditions to Obligations of the Company

The obligations of the Company to consummate the Closing are further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

(a) Contribution Deliverables. Klarich shall have delivered (or caused to be delivered) to the Company executed assignment and assumption agreements, bills of sale, intellectual property assignment documents, and such other instruments as are reasonably necessary to effect the contribution of the Aetherium Assets to the Aetherium Entity, free and clear of all liens, claims and encumbrances.

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(b) Employment Agreements. Klarich and the Key Personnel shall have executed and delivered the Employment Agreements.

(c) Representations and Deliverables. Klarich shall have delivered a certificate dated as of the Closing Date certifying that the representations and warranties of Klarich in Article VIII are true and correct as of the Closing Date.

11.5 Outside Date; Termination

(a) If the Closing has not occurred on or before sixty (60) days after the Effective Date (the “Outside Date”), either Party may terminate this Agreement by delivering written notice to the other Party; provided, however, that the right to terminate shall not be available to any Party then in material breach of any covenant, representation or warranty hereunder.

(b) Upon termination of this Agreement pursuant to this Section 11.5:

•	This Agreement shall become void and of no further force or effect, except for the provisions of Article I (Definitions), Section 9.3 (Confidentiality), Section 9.4 (Public Announcements), this Section 11.5, Article XII (Dispute Resolution), Article XIII (Governing Law & Miscellaneous), and any other provisions that by their terms survive termination; and
•	No Party shall have any liability to any other Party arising out of or relating to this Agreement, except that termination shall not relieve any Party from liability for any willful breach of this Agreement prior to termination or for fraud.

11.6 Closing Deliverables

(a) At the Closing, the Company shall deliver or cause to be delivered to Klarich:

•	A certificate of good standing of the Company from the Delaware Secretary of State (dated within ten (10) Business Days prior to Closing);
•	Executed Employment Agreements;
•	Certified copies of Board resolutions approving the transactions;
•	Executed agreements or amendments evidencing the 70% reduction of accrued salary obligations for Devin Coughlin, Brian Heckathorne, Brendan Battles, and Edward DeFeudis (or their successors/assignees), together with releases or waivers from such individuals;
•	Such other documents as Klarich may reasonably request to effectuate the Closing.

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(b) At the Closing, Klarich shall deliver or cause to be delivered to the Company:

•	Executed assignment and transfer documents for the Aetherium Assets;
•	Executed Employment Agreements;
•	A certificate certifying the accuracy of Klarich’s representations and warranties;
•	Such other documents as the Company may reasonably request.

11.7 Effect of Closing

Upon the Closing, all conditions precedent shall be deemed satisfied or waived, and the transactions contemplated hereby shall be deemed consummated, with title to the Aetherium Assets passing to the Aetherium Entity effective as of the Closing Date.

ARTICLE XII – DISPUTE RESOLUTION

12.1 Arbitration

Any controversy, dispute or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, or the transactions contemplated hereby (a “Dispute”), shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect (the “Rules”). The arbitration shall be conducted in Palm Beach County, Florida, unless the Parties mutually agree to another location.

12.2 Arbitration Procedure

(a) The arbitration shall be conducted before a single arbitrator who shall be selected in accordance with the Rules and who shall have substantial experience in mergers and acquisitions, corporate governance, securities law, and/or complex commercial transactions. If the Parties cannot agree on an arbitrator within thirty (30) days after the initiation of the arbitration, the AAA shall appoint the arbitrator.

(b) The arbitrator shall have the authority to grant any relief available in a court of competent jurisdiction under applicable law, including equitable relief (such as injunctions or specific performance) and monetary damages.

(c) The arbitration proceedings shall be conducted in English, and the arbitrator shall issue a reasoned written decision setting forth the basis for any award within thirty (30) days after the close of the hearing (or such longer period as may be reasonably required).

(d) Discovery shall be permitted in accordance with the Rules, but shall be limited to the extent reasonably necessary to enable a fair adjudication of the Dispute.

(e) The award of the arbitrator shall be final and binding upon the Parties, and judgment on the award may be entered in any court having jurisdiction thereof.

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12.3 Interim Relief

Nothing in this Article XII shall prevent any Party from seeking provisional or interim relief (including temporary restraining orders, preliminary injunctions, or other equitable remedies) from a court of competent jurisdiction in Palm Beach County, Florida, or any other court of competent jurisdiction, to preserve the status quo or prevent irreparable harm pending the resolution of the Dispute through arbitration. The Parties agree that any such court proceeding shall not constitute a waiver of the right to arbitrate the underlying Dispute.

12.4 Costs and Attorneys’ Fees

The arbitrator shall have the authority to allocate the costs of the arbitration, including AAA administrative fees and arbitrator compensation, between the Parties as the arbitrator deems reasonable and appropriate, taking into account the relative merits of the Parties’ positions and the outcome of the arbitration. The prevailing Party in any arbitration (or related court proceeding for interim relief or enforcement of an arbitral award) shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, in addition to any other relief awarded.

12.5 Confidentiality of Arbitration

The arbitration proceedings and any award shall be confidential, except as may be necessary to enforce the award or as required by applicable law or court order. The Parties and the arbitrator shall maintain the confidentiality of the arbitration and any related documents or testimony, except as expressly permitted hereunder or by law.

12.6 Governing Law

The arbitration and any related proceedings shall be governed by the laws of the State of Florida, without regard to its conflict of laws principles, except that the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern the enforceability and interpretation of this Article XII.

12.7 Waiver of Jury Trial

To the extent any Dispute is not subject to arbitration (e.g., for interim relief), each Party hereby irrevocably waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

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ARTICLE XIII – GOVERNING LAW AND MISCELLANEOUS

13.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Palm Beach County, Florida, for any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (except as otherwise provided in Article XII with respect to arbitration). Each Party hereby waives any objection to venue in such courts and agrees that service of process may be effected in the manner provided in Section 13.3.

13.2 Entire Agreement

This Agreement (including the Exhibits, Schedules, and any documents expressly incorporated herein by reference) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral, relating to such subject matter. No Party has relied on any representation or warranty other than those expressly set forth in this Agreement.

13.3 Notices

All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Party to be notified at the address set forth below (or to such other address as such Party may designate by written Notice to the other Party) and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours; or (d) on the third Business Day after being sent by certified or registered mail, return receipt requested, postage prepaid.

If to the Company:

Totaligent, Inc.

3651 FAU Boulevard, Suite 400

Boca Raton, Florida

Attention: Edward C. DeFeudis, Chief Executive Officer

Email: ted@totaligent.com

If to Klarich:

Ivan Klarich

101 East Coda Circle Unit D

Delray Beach FL 33444

Email: ivan@aetheriummedical.com

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13.4 Amendment; Waiver

No amendment, modification, or supplement of this Agreement shall be effective unless in writing and signed by each Party. No waiver by any Party of any provision hereof shall be effective unless in writing and signed by the Party so waiving, and any waiver shall be limited to the specific provision and circumstance waived and shall not constitute a waiver of any other provision or circumstance.

13.5 Assignment

Neither Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Company may assign this Agreement to any wholly owned subsidiary or in connection with a merger, sale of all or substantially all of its assets, or similar transaction without Klarich’s consent, provided that the assignee assumes all obligations hereunder. Any purported assignment in violation of this Section shall be null and void.

13.6 Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the provisions shall remain in full force and effect. The Parties agree to replace the invalid, illegal or unenforceable provision with a valid provision that most closely approximates the original intent and economic effect of the invalid provision.

13.7 Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, PDF, or other electronic means (including DocuSign or similar platforms), and such electronic execution and delivery shall have the same force and effect as manual execution and delivery of an original signature.

13.8 No Third-Party Beneficiaries

Except as expressly provided herein (including with respect to the Company Indemnitees and Klarich Indemnitees under Article X), nothing in this Agreement is intended to confer upon any person other than the Parties and their permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

13.9 Expenses

Except as otherwise expressly provided in this Agreement (including Section 12.4 with respect to arbitration costs and attorneys’ fees), each Party shall bear its own costs and expenses (including legal, accounting, and other professional fees) incurred in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated hereby.

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13.10 Specific Performance

The Parties acknowledge that a breach of this Agreement may cause irreparable harm for which monetary damages would be inadequate. Accordingly, in addition to any other remedies available at law or in equity, each Party shall be entitled to seek specific performance, injunctive relief, or other equitable remedies to enforce the terms of this Agreement without the necessity of posting a bond or proving actual damages.

13.11 Interpretation

The Parties acknowledge that each has had the opportunity to review and participate in the drafting of this Agreement and that no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision hereof. The headings in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.12 No Partnership or Agency

Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or similar relationship between the Parties, except as expressly set forth herein.

13.13 Waiver of Jury Trial

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the Parties have caused this Definitive Agreement to be executed as of the date first written above.

TOTALIGENT, INC. a Delaware corporation

By:	/s/ Edward C DeFeudis
Name:	Edward C. DeFeudis
Title:	Chief Executive Officer
Date:	April 10, 2026

IVAN KLARICH

By:	/s/ Ivan Klarich
Ivan Klarich
Date:	April 10, 2026

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EXHIBITS AND SCHEDULES

The following Exhibits and Schedules are attached hereto and incorporated herein by reference:

•	Schedule 1.1 – Capitalization Table (fully diluted, as of the Effective Date)

•	Schedule 2.2 – Description of Aetherium Assets

•	Exhibit B – Milestone Schedule (performance milestones, equity types [Series D/Common for economic ownership], amounts, triggers, and measurement dates)

•	Disclosure Schedules – Exceptions and qualifications to representations and warranties (Article VIII)

•	Employment Agreement – Agreement for Klarich

•	Form of Accrued Salary Reduction Agreement – Template waiver/amendment for Coughlin, Heckathorn, Battles, and DeFeudis (Section 11.3(e))

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SCHEDULE 1.1 CAPITALIZATION TABLE

(Fully Diluted, as of April 10, 2026)

The following table sets forth the capitalization of Totaligent, Inc. (the “Company”) on a fully diluted basis as of the Effective Date. All figures are based on the Company’s most recent public disclosures (Form 10-K for the year ended December 31, 2025, filed April 10, 2026) and assume no material changes between December 31, 2025 and the Effective Date. Percentages are calculated on a fully diluted basis after giving effect to the conversion of all convertible securities.

Security	Shares / Principal Outstanding	Common Stock Equivalents	Percentage of Fully Diluted Capitalization
Common Stock – Issued and Outstanding	362,601,313	362,413,313	41.26%
Series D Convertible Preferred Stock	427,750	427,750,000	48.71%
Convertible Notes Payable & Other Equivalents	~$911,335 (net book value)	88,014,642	10.02%
Total Fully Diluted Shares	—	878,177,955	100.00%

Notes and Assumptions:

•	Common Stock: 213,601,313 shares issued and outstanding as of April 10, 2026 (consistent with December 31, 2025 figures; no material change noted).
•	Series D Preferred Stock: 576,562 shares outstanding, each convertible into 1,000 shares of Common Stock (per the Certificate of Designation filed April 19, 2021).
•	Convertible Notes & Other Equivalents: Aggregate common stock equivalents from convertible notes payable and any related instruments total approximately 88,014,642 shares (derived from the Company’s disclosure of 664,576,642 total common equivalents related to convertible securities and preferred stock, less the Series D equivalents). Exact conversion prices and terms for the notes are not detailed in the 10-K; the equivalents are presented on an as-converted basis for illustrative purposes.
•	Treasury Stock / Shares to be Issued: Not included in the fully diluted total above as they do not represent additional dilution beyond the disclosed equivalents (treasury shares were reissued in connection with prior Series D conversions).
•	No Options / Warrants / Other Dilutive Securities: The Company has disclosed no outstanding stock options, warrants, or other dilutive instruments beyond the convertible notes and Series D Preferred Stock.
•	Fully Diluted Basis: Includes all issued and outstanding common shares plus the maximum number of common shares issuable upon conversion of all convertible securities. Percentages are rounded to two decimal places and may not sum exactly to 100.00% due to rounding.
•	Post-Effective Date Changes: This table reflects the capitalization immediately prior to the transactions contemplated by the Definitive Agreement (including issuance of Series A Preferred Stock to Ivan Klarich and any milestone equity). It does not reflect the impact of the Aetherium transaction, GloMed JV, or any post-Effective Date issuances, conversions, or redemptions.

Approved and Agreed:

TOTALIGENT, INC.

By:	/s/ Edward C DeFeudis
Name:	Edward C. DeFeudis
Title:	Chief Executive Officer
Date:	April 10, 2026

This Schedule 1.1 is attached to and forms a part of the Definitive Agreement dated April 10, 2026.

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SCHEDULE 2.2 DESCRIPTION OF AETHERIUM ASSETS

The Aetherium Assets consist of the following intangible assets developed internally by the Aetherium team led by Ivan Klarich, contributed to Aetherium Medical LLC (or its successor) pursuant to the Definitive Agreement:

1.	Business Plan and Strategy Comprehensive business plan and go-to-market strategy focused on the integration of advanced medical aesthetics, biologics, and AI-enabled platforms in the Asia-Pacific (APAC) markets. The strategy emphasizes strategic partnerships, regulatory navigation in key APAC jurisdictions, and scalable commercialization pathways for next-generation aesthetic and regenerative products. The plan includes detailed financial projections, market analysis, competitive positioning, and phased rollout timelines aligned with the proposed joint venture with GloMed Solutions Limited Liability Company.

2.	Decades of Relationships in Target Markets Extensive network of industry relationships, key opinion leaders (KOLs), distributors, clinicians, regulatory contacts, and strategic partners accumulated over more than two decades in the medical aesthetics, biologics, and related healthcare sectors, with particular strength in APAC markets (including Japan, South Korea, China, Southeast Asia, and Australia). These relationships include established distribution channels, hospital and clinic networks, and advisory relationships that provide immediate market access, credibility, and accelerated commercialization potential for the combined Aetherium-GloMed platform.

3.	Distribution Agreement with Biologics for Asia Pacific Exclusive or semi-exclusive distribution and commercialization rights/agreements for biologics and related medical aesthetic products across the Asia-Pacific region. These agreements grant rights to import, distribute, market, and sell specified biologic products through established channels, including regulatory clearances, pricing frameworks, and logistics infrastructure already in place. The agreements provide immediate revenue potential and serve as a foundational asset for the joint venture’s APAC expansion strategy.

Additional Characteristics of the Aetherium Assets:

•	All assets are internally developed trade secrets, know-how, and business relationships with no registered patents, trademarks, or copyrights.
•	No third-party licenses, APIs, software dependencies, open-source components, or similar embedded technologies are included.
•	The assets are free and clear of any liens, claims, encumbrances, liabilities, or obligations.
•	Don Heath has no ownership interest in, claim to, or right to receive compensation from the contribution of the Aetherium Assets.
•	The value of the assets derives primarily from the proprietary know-how, long-standing relationships, and executable distribution rights rather than formal intellectual property registrations.

The Aetherium Assets shall be contributed, assigned, transferred, and conveyed to Aetherium Medical LLC free and clear of all liens, claims, or encumbrances, subject only to any customary retained rights for Ivan Klarich to use certain know-how in his ongoing employment capacity as may be agreed in the Employment Agreement.

This Schedule 2.2 is attached to and forms a part of the Definitive Agreement dated April 10, 2026 between Totaligent, Inc. and Ivan Klarich.

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EXHIBIT B MILESTONE SCHEDULE

This Exhibit B sets forth the performance-based milestones, corresponding equity issuance triggers, equity types, amounts (expressed as a percentage of the Company’s fully diluted capitalization immediately after issuance), and measurement dates. All issuances are subject to the terms of the Definitive Agreement, including Board determination of achievement in good faith.

Milestone Equity Issuance Schedule

Milestone	Milestone Description	Measurement / Trigger Date	Equity Type	Ivan Klarich
1	Signing & Closing of Definitive Agreement	Upon Closing	Series D/Common	10.00%
2	Formation / Launch of GloMed Joint Venture	Execution of definitive JV Agreement	Series D / Common	+8.00%
	Cumulative after Milestone 2	-	-	18.00%
3	Achievement of Key Partners / Strategic Alliances	Execution of material partner agreements	Series D / Common	+8.00%
	Cumulative after Milestone 3	-	-	26.00%
4	Achievement of $3 Million Revenue Run-Rate	Achievement of $3M trailing or annualized run-rate	Series D / Common	+9.00%
	Cumulative after Milestone 4	-	-	35.00%
5	Don Heath Acquisition / Related Transaction	Closing of Don-related acquisition	Series D / Common	+9.00%
	Cumulative after Milestone 5	-	-	44.00%
6	Successful Uplist or Qualified IPO	Closing of uplist or IPO	Series D/Common	Final adjustment to 38.26%

Notes and Additional Terms:

1.	Equity Type Allocation
	○	Series D Preferred Stock (convertible 1:1,000 into Common) or Common Stock shall be issued for economic / ownership participation.

2.	Issuance Mechanics

	○	Equity shall be issued within ten (10) Business Days after the Board’s good-faith determination of milestone achievement (or partial achievement on a pro-rata basis).
	○	All percentages are calculated on a fully diluted basis immediately following the issuance.

3.	Post-Uplist True-Up Upon successful uplist or qualified IPO, a final true-up issuance (or adjustment) shall occur so that the final ownership percentages match the Post-Uplist Target set forth above.

4.

Vesting Equity issued under this Exhibit B shall be subject to the vesting and forfeiture provisions set forth in the respective stock agreements and the Definitive Agreement (including acceleration upon Change in Control or termination without Cause / for Good Reason where applicable).

Approved and Agreed:

TOTALIGENT, INC.

By:	/s/ Edward C DeFeudis
Name:	Edward C. DeFeudis
Title:	Chief Executive Officer
Date:	April 10, 2026

IVAN KLARICH

By:	/s/ Ivan Klarich
Name:	Ivan Klarich
Date:	April 10, 2026

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DISCLOSURE SCHEDULES

Section 8.1 – Organization and Good Standing

None.

Section 8.2 – Power and Authority; Due Execution

None.

Section 8.3 – No Conflict; Required Filings and Consents

The issuance of Preferred Stock and any milestone equity may require approval by the Company’s Board of Directors and, if applicable under OTC Markets rules or the Company’s governing documents, stockholder approval.

Section 8.4 – Capitalization

The capitalization of the Company is set forth in Schedule 1.1 (Capitalization Table) attached to the Agreement, which is incorporated herein by reference. In addition to the shares reflected in Schedule 1.1, the Company has outstanding accrued and unpaid salaries and related obligations to certain employees and consultants (including but not limited to Devin Coughlin, Brian Heckathorne, Brendan Battles, and Edward C. DeFeudis), which obligations are expected to be reduced by seventy percent (70%) as a condition to Closing pursuant to Section 11.3(e) of the Agreement.

The Company has entered into a binding Letter of Intent dated February 11, 2026 with Ivan Klarich and Aetherium Medical, and a binding Letter of Intent dated February 22, 2026 with GloMed Solutions Limited Liability Company, each of which contemplates the issuance of equity and other consideration upon execution of definitive agreements.

Section 8.5 – SEC Filings; Financial Statements

The Company’s most recent Annual Report on Form 10-K (for the year ended December 31, 2025) is incorporated herein by reference and qualify all representations regarding the Company’s financial condition, results of operations, and cash flows.

The Company is a voluntary filer with the SEC and has experienced delays in certain historical filings. The financial statements contained in the SEC Reports reflect that the Company has incurred significant net losses, has limited revenue, maintains a stockholders’ deficit, and has substantial doubt about its ability to continue as a going concern.

Reference is made to the Company’s publicly reported financial condition as set forth in its most recent Annual Report on Form 10-K for the quarterly period ended December 31, 2025, available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000846377/000147793226001994/totaligent_10k.htm

Section 8.6 – Absence of Certain Changes or Events

Since December 31, 2025, the Company has continued to incur operating losses and negative cash flows consistent with its historical business and the development of its digital marketing platform. No Material Adverse Effect has occurred, except as disclosed in the SEC Reports.

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Section 8.7 – No Undisclosed Liabilities

The Company has accrued and unpaid salary obligations and related payroll liabilities to current and former employees and consultants (including the individuals named in Section 11.3(e) of the Agreement). These obligations are disclosed in the Company’s SEC Reports and will be partially reduced as a condition to Closing.

The Company has entered into the Aetherium LOI and GloMed LOI referenced in the Recitals; any liabilities arising thereunder are contingent upon execution of definitive agreements and are not yet reflected as liabilities on the balance sheet.

Section 8.8 – Litigation

None.

Section 8.9 – Compliance with Laws

The Company is a voluntary filer with the SEC and has filed certain late or delayed reports in the past (including the Form 10-Q for the period ended September 30, 2025). Except as disclosed in the SEC Reports, the Company is not aware of any material violation of applicable laws.

Section 8.10 – Brokers

None.

Section 8.11 – Disclosure

None, except as qualified by the disclosures set forth in these Disclosure Schedules and the SEC Reports.

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EMPLOYMENT AGREEMENT BY AND BETWEEN

TOTALIGENT, INC. AND IVAN KLARICH

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated and effective as of the Closing Date (as defined in the Definitive Agreement dated April 13, 2026 between Totaligent, Inc. and Ivan Klarich) (the “Effective Date”), by and between Totaligent, Inc., a Delaware corporation (the “Company”), located at 3651 FAU Boulevard, Suite 400, Boca Raton, Florida 33431 and Ivan Klarich (the “Executive”), located at 101 East Coda Circle Unit D, Delray Beach, FL 33444.

WHEREAS, the Company has entered into that certain Definitive Agreement dated April __, 2026 with the Executive (the “Definitive Agreement”) pursuant to which the Company is acquiring certain assets and integrating the Aetherium business; and

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique and critical to the future success of the Company and desires to secure the services of the Executive on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive as the President of Totaligent, Inc. and Managing Director of Aetherium Medical LLC (or any successor entity or joint venture, as applicable), and the Executive hereby accepts and confirms such employment, on the terms and conditions set forth below.

2.	Term. The term of this Agreement (the “Employment Period”) shall begin on the Effective Date and continue for an initial term of three (3) years, unless terminated earlier in accordance with Section 7 below. Thereafter, the Employment Period shall automatically renew for successive one (1) year periods unless either party provides the other with at least ninety (90) days’ prior written notice of non-renewal.

3.	Position and Duties. During the Employment Period, the Executive shall serve as President of the Company and Managing Director of Aetherium Medical LLC (or any successor entity or joint venture), with such duties, authority and responsibilities as are normally associated with and appropriate for such positions, including, without limitation, leadership of the integration and development of the Aetherium Assets, oversight of the proposed joint venture with GloMed (if formed), fundraising, developing infrastructure for the growth and maturity of the Company and its subsidiaries, and developing plans and objectives to grow and enhance the Company’s consolidated revenue by and through the execution of global contracts, strategic acquisitions, and related initiatives. The Executive shall report directly to the Company’s Board of Directors (the “Board”) and also serve as a member of the Board in accordance with Section 2.3 of the Definitive Agreement and the Company’s Bylaws. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Section 9(a) or (b) of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) serve on public, civic and charitable boards or committees, and (iii) make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iii) of this paragraph. Executive shall at all times be subject to, observe and carry out such rules, regulations and policies as the Company may from time to time establish including the Company’s Code of Ethics and Insider Trading Policy. Executive further understands that as an officer and director of a company whose shares are quoted on OTC Markets he is subject to the reporting obligations under applicable securities laws.

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4.	Place of Performance. During the Employment Period, the Company shall maintain executive offices at such location or locations as determined from time to time by the Board, but unless otherwise agreed by Executive in the Boca Raton / Palm Beach County, Florida area.

5.	Compensation and Related Matters.

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of $120,000 per year (“Base Salary”), commencing on the date of execution of the definitive joint venture agreement (or equivalent governing document) with GloMed Solutions Limited Liability Company (the “GloMed JV Execution Date”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases the Executive’s Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. Prior to the GloMed JV Execution Date, no Base Salary shall be payable, and any accrued unpaid amounts shall be governed by Section 5(b) below.

(b) Accumulation of Unpaid Base Salary. It is anticipated that the Company may be underfunded for a period of time during the initial phase of operations (including the period prior to the GloMed JV Execution Date), resulting in an accumulation of Executive’s unpaid Base Salary. Upon the Company receiving adequate funding as determined by the Board of Directors (and in any event no later than the GloMed JV Execution Date), Executive will be paid all unpaid Base Salary. At the sole option of the Executive, unpaid Base Salary can be exchanged for the issuance of common shares at a price equal to the greater of a 20% discount to the 10-day volume weighted average price (VWAP) of the Company or $0.02 per share.

(c) Discretionary Bonus; Equity Grant. At the sole discretion of the Board, Executive shall be entitled to receive from time to time a cash bonus or grant of securities including stock options or restricted stock as determined by the Board and shall participate in the milestone equity issuance program set forth in Exhibit B to the Definitive Agreement.

(d) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all business travel and entertainment expenses pre-approved by the Board and that are consistent with the Executive’s titles and the practices in effect immediately prior to the Effective Date.

(e) Vacation. The Executive shall be entitled to four (4) weeks of vacation per year. Vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year subject to Company policy. Executive shall also be entitled to such holidays with full pay as the Company affords its executive employees.

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(f) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs which may be maintained by the Company and approved by the Board from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs which may be maintained from time to time by the Company and approved by the Board for the benefit of its senior executives, other than any annual cash incentive plan.

6.	Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive’s employment, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. Executive shall disclose to the Company all inventions conceived during the term of employment and for one year thereafter, whether or not the property of the Company under the terms of the preceding sentence, provided that such disclosure shall be received by the Company in confidence. Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company’s rights under this Section.

7.	Termination. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, (i) the Executive shall have been substantially unable to perform his duties hereunder for two consecutive months, or for an aggregate of 60 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such two- or twelve-month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability”.

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(c) Cause. The Company shall have the right to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment upon the Executive’s: (i) conviction of a felony or the commission of any act of personal dishonesty, undisclosed conflict of interest, fraud, breach of fiduciary duty or trust involving the Company; or (ii) material or repeated failure or refusal to perform reasonable duties assigned by the Board, including (without limitation) any material failure to cooperate in good faith with the Board or the Company in shareholder communications, press releases, public events, market-making activities, or other reasonable duties required for public-company compliance and visibility; or (iii) breach of a material obligation, duty or agreement hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason) and fails to cure such breach within thirty (30) days after the Company delivers written notice thereof. For purposes of this Section 7(c), Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than fifteen days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail.

(d) Good Reason. The Executive may terminate his employment for “Good Reason” after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting “Good Reason” within thirty (30) days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive: (i) the assignment to the Executive of duties inconsistent with this Agreement or a material change in his titles or authority; (ii) any failure by the Company to comply with Section 5 hereof in any material way after Executive provides written notice to the Board and the failure by the Company to cure any such alleged material non-compliance within thirty (30) days after receipt of the written notice; (iii) the requirement of the Executive to relocate to locations other than those provided in Section 4 hereof; (iv) any material breach of this Agreement by the Company after Executive provides written notice to the Board and the failure by the Company to cure any such alleged material breach within thirty (30) days after receipt of the written notice; or (v) a Funding Failure (as defined in Section 7(g) below).

The Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

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(e) Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

(f) Funding Failure. For purposes of Section 7(d)(v) above, “Funding Failure” means the Company’s failure to provide the aggregate funding amounts set forth in the indicative schedule in Section 9.7 of the Definitive Agreement for two or more consecutive months, provided that such failure is not attributable in any material respect to (i) the Executive’s failure or refusal to perform his duties under this Agreement or the Definitive Agreement, (ii) the Executive’s lack of cooperation with the Board or the Company in shareholder communications, press releases, public events, market-making activities, or other reasonable duties required for public-company compliance and visibility, or (iii) any other act or omission by the Executive or the Aetherium team that materially impairs the Company’s ability to raise or deploy capital. A Funding Failure shall be deemed to occur only after the Executive has delivered written notice to the Board identifying the shortfall and the Company has failed to cure such shortfall within ten (10) Business Days after receipt of such notice.

8.	Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 7(a)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 7(b), thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

9.	Compensation Upon Termination or During Disability. In the event the Executive is disabled or his employment terminates during the Employment Period, the Company shall provide the Executive with the payments and benefits set forth below.

(a) Termination By Company without Cause or By Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than Disability) or by the Executive for Good Reason: (i) the Company shall pay to the Executive, on or before the Date of Termination, his then-current Base Salary and all accrued vacation pay through the Date of Termination; (ii) the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 5(d) for business expenses incurred but not paid prior to such termination of employment; and (iii) the Executive shall be entitled to any other rights, compensation and/or benefits as may be due to the Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company (including the milestone equity under the Definitive Agreement). The payments and benefits provided for as clause (i) and (ii) above are hereinafter referred to as the “Accrued Obligations”. For the avoidance of doubt, if the Executive terminates for Good Reason under Section 7(d)(v) (Funding Failure), the non-competition covenant in Section 10(b) shall be reduced to six (6) months, and the non-solicitation covenant in Section 10(c) shall not apply to any member of the Aetherium team who elects to resign and join the Executive; provided, however, that such reduced restrictions shall apply only if the Funding Failure was not attributable in any material respect to the Executive’s performance or lack of cooperation.

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(b) Cause or By Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall provide the Executive with his then-current monthly Base Salary through and including the Date of Termination and shall have no further obligation to the Executive hereunder.

(c) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his annual Base Salary until his employment is terminated pursuant to Section 7(b). In the event the Executive’s employment is terminated for Disability pursuant to Section 7(b), the Company shall have no further obligations to the Executive hereunder.

(d) Death. If the Executive’s employment is terminated by his death, the Company shall provide to the Executive’s beneficiary, legal representatives or estate, as the case may be, the Executive’s then-current Base Salary through and including the date of Executive’s death and shall have no further obligations hereunder.

10.	Confidential Information; Non-Competition; Nonsolicitation.

(a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

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(b) Noncompetition. During the Employment Period and for twelve (12) months after the Executive’s Date of Termination if the Company terminates the Executive’s employment for Cause or the Executive terminates employment without Good Reason, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 10(b), a “Competitive Activity” shall mean any business or other endeavor that engages in any country in which the Company has significant business operations as of the Date of Termination to a significant degree in a business that directly competes with all or any substantial part of the Company’s business (the “Business”); provided, that, a Competitive Activity shall not include (i) any speaking engagement to the extent such speaking engagement does not promote or endorse a product or service of the Business, or (ii) the writing of any book or article relating to subjects other than the Business (e.g., nonfiction relating to the Executive’s career or general business advice). The Executive shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 10(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 10(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding the foregoing, if the Executive terminates for Good Reason under Section 7(d)(v) (Funding Failure), the duration of this non-competition covenant shall be reduced to six (6) months; provided, however, that such reduced restrictions shall apply only if the Funding Failure was not attributable in any material respect to the Executive’s performance or lack of cooperation.

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(c) Nonsolicitation. During the Employment Period, and for twelve (12) months after the Executive’s Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies. Notwithstanding the foregoing, if the Executive terminates for Good Reason under Section 7(d)(v) (Funding Failure), this non-solicitation covenant shall not apply to any member of the Aetherium team who elects to resign and join the Executive; provided, however, that such carve-out shall apply only if the Funding Failure was not attributable in any material respect to the Executive’s performance or lack of cooperation.

(d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

11.	Indemnification.

(a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any affiliates or is or was serving at the request of the Company, or any of its affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

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(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 10 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(f) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

(g) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense;

(ii)

Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(iii)

The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

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(h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

12.	Legal Fees and Expenses. If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

13.	Successors; Binding Agreement.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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(b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

14.	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

101 East Coda Circle Unit D

Delray Beach, FL 33444

If to the Company:

3651 FAU Boulevard, Suite 400

Boca Raton, Florida 33431

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.	Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Except or otherwise provided in Section 10 hereof, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

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16.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

19.	Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

20.	Section Headings. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TOTALIGENT, INC.

By:	/s/ Edward C DeFeudis
Name:	Edward C. DeFeudis
Title:	CEO

EXECUTIVE

By:	/s/ Ivan Klarich
Name:	Ivan Klarich

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FORM OF ACCRUED SALARY REDUCTION AND WAIVER AGREEMENT

This Accrued Salary Reduction and Waiver Agreement (this “Agreement”) is entered into as of April __, 2026 (the “Effective Date”), by and between Totaligent, Inc., a Delaware corporation (the “Company”), and _____________________________________ (“Employee”).

RECITALS

WHEREAS, Employee is currently employed by the Company and has accrued unpaid salary and related obligations as of the Effective Date (the “Accrued Salary”);

WHEREAS, the Company and Ivan Klarich have entered into that certain Definitive Agreement dated April __, 2026 (the “Definitive Agreement”), which requires, as a condition to closing, that certain employees (including Employee) agree to reduce or forgive seventy percent (70%) of their respective Accrued Salary;

WHEREAS, Employee desires to support the transactions contemplated by the Definitive Agreement and is willing to reduce and waive a portion of the Accrued Salary on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Accrued Salary Amount.

Employee acknowledges and agrees that, as of the Effective Date, the Company owes Employee Accrued Salary in the aggregate amount of $_____________________ (the “Total Accrued Amount”), which includes unpaid base salary, bonuses, commissions, vacation pay, and any related payroll taxes or benefits (collectively, the “Accrued Obligations”). A breakdown of the Total Accrued Amount is attached hereto as Exhibit A.

2. Reduction and Forgiveness.

Effective upon the closing of the transactions contemplated by the Definitive Agreement (the “Closing”), Employee hereby irrevocably agrees to reduce and forgive seventy percent (70%) of the Total Accrued Amount (the “Forgiven Amount”). The Forgiven Amount shall be deemed fully satisfied, waived, and extinguished as of the Closing, and the Company shall have no further obligation with respect thereto.

3. Remaining Obligation.

After giving effect to the forgiveness in Section 2, the Company shall remain obligated to pay Employee the remaining thirty percent (30%) of the Total Accrued Amount (the “Remaining Amount”), equal to $_____________________ . The Remaining Amount shall be paid by the Company to Employee as soon as practicable, but no later than September 30, 2026.

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4. Release and Waiver.

Effective upon the Closing and receipt of the first payment of the Remaining Amount (if applicable), Employee, on behalf of himself/herself and his/her heirs, successors, and assigns, hereby fully and irrevocably releases, waives, and forever discharges the Company and its officers, directors, employees, agents, affiliates, and successors from any and all claims, demands, liabilities, or causes of action arising out of or related to the Forgiven Amount or the Accrued Obligations, including but not limited to any claims for unpaid wages, benefits, penalties, or interest under federal, state, or local law.

5. Condition to Effectiveness.

This Agreement shall become effective only upon the occurrence of the Closing under the Definitive Agreement. If the Closing does not occur for any reason, this Agreement shall be null and void and of no further force or effect.

6. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles.

7. Entire Agreement; Counterparts.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements. This Agreement may be executed in counterparts, each of which shall be deemed an original, and electronic signatures (including DocuSign) shall be deemed valid and binding.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TOTALIGENT, INC.

By:
Name:	Edward C. DeFeudis
Title:	Chief Executive Officer

EMPLOYEE

By:
Name:

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